Pricing Supplement dated August 25, 2004                     Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                  File No. 333-108464
Prospectus Supplement dated September 26, 2003)              Cusip No.88319QG64


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                   Due Nine Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                   Due Nine Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation


-------------------------------------------------------------------------------------------
Principal Amount:  $100,000,000             Initial Interest Rate:  1.93125%
Agent's Discount or Commission:  $250,000   Original Issue Date:  August 30, 2004
Net Proceeds to Issuer:  $99,750,000        Stated Maturity Date:  August 29, 2006
-------------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating  Rate/Fixed  Rate Note
        Fixed  Rate  Commencement  Date:
        Fixed Interest Rate: %

[ ] Inverse Floating Rate Note
        [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
      [ ] CD Rate               [ ] Federal Funds Rate   [ ]Prime Rate
      [ ] CMT Rate              [X] LIBOR                [ ]Other (see attached)
      [ ] Commercial Paper Rate [ ] Treasury Rate

If LIBOR:
      [ ] LIBOR Reuters Page:
      [X] LIBOR Telerate Page: 3750

      LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
         [ ] Telerate Page 7051
         [ ] Telerate Page 7052
             [ ] Weekly Average
             [ ] Monthly Average

 Spread (+/-):  +15 bps                         Maximum Interest Rate: %

 Spread Multiplier:  N/A                        Minimum Interest Rate: %

 Index Maturity:  3 month

 Initial Interest Reset Date:  November 29, 2004

Interest Reset Dates: Quarterly, on the 28th day of February and the 29th day of May, August and November

Interest Payment Dates: Quarterly, on the 28th day of February and the 29th day of May, August and November

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

       [X]  Actual/360 for the period from August 30 , 2004 to August 29, 2006
       [ ]  Actual/Actual for the period from  _______ to _______
       [ ]  30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption  Percentage   Reduction:   ____%  until  Redemption
           Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
    [ ]Merrill Lynch, Pierce, Fenner   [ ]HSBC Securities (USA) Inc.
         & Smith Incorporated          [ ]J.P. Morgan Securities Inc.
    [X]Banc of America Securities LLC  [ ]Tokyo-Mitsubishi International plc
    [X]Barclays  Capital  Inc.         [ ]UBS Securities  LLC
    [ ]Citigroup  Global Markets Inc.  [X]Wachovia  Securities  Inc.
    [ ]Credit Suisse First Boston LLC  [ ]Other: _____________________
    [ ]Deutsche Bank Securities Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [ ] Principal

If as Principal:
       [ ]The Notes are being offered at varying  prices related to prevailing market prices at the time of resale.
       [ ]The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:





       Terms are not completed for certain items above because such items are not applicable.